Exhibit 99.2

11 April 2011

Publication of Combined Prospectus and Offer Document

The following document has been approved by the UK Listing Authority and is available for viewing:

Combined Prospectus and Offer Document relating to the recommended share offer for New World Resources N.V. by New World Resources Plc

New World Resources Plc has requested that the FSA provide a certificate of approval and a copy of the Combined Prospectus and Offer Document to the relevant competent authorities in the Czech Republic and Poland, the Czech National Bank (Česká narodní banka) and the Polish Financial Supervision Commission (Komisja Nadzoru Finansowego), respectively, together with a translation into the appropriate language of the summary contained in Part I “Summary”.

To view the full document, please paste the following URL into the address bar of your browser: www.newworldresources.eu

For further information please contact:
New World Resources N.V.
Investor Relations	Corporate Communications
Tel: +31 20 570 2270	Tel: +31 65 476 4119
Email: ir@nwrgroup.eu	Email: pmasinova@nwrgroup.eu

Website: www.newworldresources.eu

Availability of the Combined Prospectus and Offer Document

The Combined Prospectus and Offer Document, which contains the terms of the Offer and procedures for acceptance, was published on 11 April. The document also comprises a prospectus relating to the Offer prepared in accordance with the Prospectus Rules of the UK Listing Authority made under section 73A of FSMA, has been approved by the FSA in accordance with section 85 of FSMA and made available to the public in accordance with Rule 3.2 of the Prospectus Rules. NWR Plc has requested that the FSA provide a certificate of approval and a copy of the Combined Prospectus and Offer Document to the relevant competent authorities in the Czech Republic and Poland, the Czech National Bank (Česká narodní banka) and the Polish Financial Supervision Commission (Komisja Nadzoru Finansowego), respectively, together with a translation into the appropriate language of the summary contained in Part I “Summary”. In addition, the Combined Prospectus and Offer Document was made available on the NWR Group’s website on 11 April 2011 (www.newworldresources.eu) and made available to the public in accordance with the applicable Polish and Czech laws and regulations, along with the summary thereof drawn up in Polish and Czech.

Further, electronic copies of the Combined Prospectus and Offer Document are available, among others, on the website of New World Resources Group (www.newworldresources.eu), for shareholders of New World resources N.V. in the

New World Resources N.V.  |  Jachthavenweg 109h  |  1081 KM Amsterdam  |  The Netherlands
Tel: +31 20 570 2200  I  Fax: +31 20 570 2222  |  E-mail: info@nwrgroup.eu  |  www.newworldresources.eu
Trade Register Amsterdam 34239108

Czech Republic at www.csas.cz, www.patria.cz, and www.wood.cz and for investors in Poland at www.ingsecurities.pl.

You may request a hard copy of the Combined Prospectus and Offer Document and/or any information incorporated into it by reference to another source by contacting Computershare Investor Services Plc on +44 906 999 0000 (or +44 906 999 0000 if telephoning from outside the UK) between 9.00 a.m. AND 5.00 p.m. (London time) Monday to Friday (excluding UK public holidays).

Hard copies of the Combined Prospectus and Offer Document may be reqested also from the Czech Receiving Agents, i.e. the companies Česká spořitelna, a.s., Patria Finance, a.s., and Wood & Company Financial Services, a.s., during their normal business hours.

If you want to download the certified translation of the Combined Prospectus and Offer Document into Czech free of charge, please go to www.newworldresources.eu; section for investors.

Hard copies of the Combined Prospectus and Offer Document may be requested also from the Polish Offering Agent, ING Securities S.A., during their normal business hours.

A copy of the Combined Prospectus and Offer Document is also available for inspection during normal business hours at the offices of Linklaters LLP, One Silk Street, London EC2Y 8HQ, up to and including the end of the Offer.

A copy of the Combined Prospectus and Offer Document will be submitted to the National Storage Mechanism and will be available for inspection at: www.Hemscott.com/nsm.do

This announcement does not constitute or form part of any offer or invitation to purchase, otherwise acquire, issue, subscribe for, sell or otherwise dispose of any securities, nor any solicitation of any offer to purchase, otherwise acquire, issue, subscribe for, sell or otherwise dispose of, any securities.

The securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States unless they are registered with the U.S. Securities and Exchange Commission or an exemption from the registration requirements of the Securities Act is available.

The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published or distributed should inform themselves about and observe such restrictions.

This announcement is for informational purposes only and will under no circumstances constitute the basis for a decision to invest in the shares of New World Resources N.V. and/or New World Resources Plc. The Combined Prospectus and Offer Document prepared in connection with the public offering and admission and introduction of NWR Plc’s securities to trading on the London Stock Exchange, Prague Stock Exchange and Warsaw Stock Exchange, together with the Polish translation of the summary of the Combined Prospectus and Offer Document, is the sole legally binding document containing information on New World Resources N.V and New World Resources Plc

New World Resources N.V.  |  Jachthavenweg 109h  |  1081 KM Amsterdam  |  The Netherlands
Tel: +31 20 570 2200  I  Fax: +31 20 570 2222  |  E-mail: info@nwrgroup.eu  |  www.newworldresources.eu
Trade Register Amsterdam 34239108

and the offering in Poland. New World Resources Plc will be authorized to carry out the offering to the public in Poland following: (i) approval by the UK FSA, the UK supervision authority, of the Combined Prospectus and Offer Document; (ii) receipt by the KNF (Komisja Nadzoru Finansowego), the relevant Polish financial supervision authority, of the notification from the UK FSA confirming the approval of the Combined Prospectus and Offer Document by the UK FSA; and (iii) publication of the Combined Prospectus and Offer Document together with the Polish translation of the summary thereof. For the purposes of the offering in Poland and admission and introduction of New World Resources Plc’s securities to trading on the Warsaw Stock Exchange, New World Resources Plc will make the Combined Prospectus and Offer Document, together with the Polish translation of the summary thereof, available on the NWR Group’s website (www.newworldresources.eu) and on the website of the Polish Offering Agent – ING Securities S.A. (www.ingsecurities.pl).

New World Resources N.V.  |  Jachthavenweg 109h  |  1081 KM Amsterdam  |  The Netherlands
Tel: +31 20 570 2200  I  Fax: +31 20 570 2222  |  E-mail: info@nwrgroup.eu  |  www.newworldresources.eu
Trade Register Amsterdam 34239108